LINCOLN CITY, OR, July 18, 2011 - PRESS RELEASE. –

TransGlobal Assets, Inc. (OTCQB: TMSH) (Pinksheets: TMSH - News) announces it has retained an experienced New York, Manhattan-based law firm, JSBarkats PLLC. JSBarkats acts as the Company's general counsel and assists the Company with respect to its SEC compliance and securities legal work., "JSBarkats has already confirmed its reputation for being hands-on, by immediately advising against a loan transaction we were about to close, and forcing us to re-evaluate our due diligence position with the proposed Solar Park deal, which has resulted in our timely declining the transactions,” said Company President, Kent A. Strickler. “JSBarkats brings a level of experience and insight into the capital markets that should be extremely beneficial to our company and our shareholders."  In revisiting the terms of the proposed loan and the available information with regard to the Solar Park transaction, management considers it desirable and in the best interest of the Company that the Company will not proceed with the proposed 5 Million Euro loan from the Bulgarian bank announced by the Company June 1, 2011, in connection with the proposed acquisition of a Bulgarian-based 2.5 MW PV solar project.  In consultation with JSBarkats, its new corporate counsel law firm, management became aware of material transaction terms and business conditions adverse to the Company and its shareholders.  Accordingly, management has terminated the proposed transactions.

About JSBarkats, PLLC:  JSBarkats is a dynamic growing full-service law firm headquartered in the heart of Manhattan, NY.  The firm provides experienced, efficient, and cost-effective legal services to institutional as well as small and mid-sized corporate clients and wealthy individuals.  JSBarkats PLLC was founded on the principle that “Cold Blooded Billing” at inflated hourly rates is fundamentally unfair to clients and does not allow for proper monitoring of overall legal costs.  JSBarkats principally represents publicly traded emerging growth and established companies, both domestic and foreign, in a wide variety of industries, particularly in the biotechnology, and “green” technology industries. The Firm also represents investment banking institutions, high net worth individuals and other investors. www.JSBarkats.com

About TransGlobal Assets, Inc.: TransGlobal Assets, Inc. is a rapidly evolving global holding corporation strategically poised to build a multi-billion dollar asset base within diverse industries around the world. The Company's initial emphasis is on Renewable Energy Ventures, Resort and Hospitality Properties, Senior-Related Services, Commercial Real Estate, select Manufacturing, and beyond. To learn more about TransGlobal Assets, Inc., please visit: http://www.tmshglobal.com.

General Inquiries:
Paul Thompson, Vice President, Investor Relations
TransGlobal Assets, Inc. – USA
Email: investorrelations@transglobalassets.com
On the web: www.transglobalassets.com

Safe Harbor Statement
This news release contains "forward-looking statements" as that term is defined in Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Forward-looking statements involve known and unknown risks, and other factors that may cause actual results or achievements to differ materially from the anticipated results or achievements expressed or implied by such forwardlooking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.